AMENDMENT dated May 6, 2019 to that MEMORANDUM OF AGREEMENT executed on March 1, 2016 ("Amendment").

BETWEEN	INTELGENX CORP., a corporation constituted under the law of Canada, having its head office at 6420 Abrams, Ville St.-Laurent, Quebec H4S 1X9 duly represented by Dr. Horst Zerbe, its CEO and President, duly authorized to do so as he declares

(hereinafter called the "Corporation")

AND:	Dr. Dana Matzen, domiciled and residing at 4771 Rue Sherbrooke, Ouest Westmount, QC H3Z 1G5

(hereinafter called the "Vice President")

WHEREAS the Corporation and the Vice President wish to amend the MEMORANDUM OF AGREEMENT between them executed on July 17, 2015 (the "Agreement");

WHEREAS the Corporation and the Vice President agree that this Amendment is for the parties' mutual benefit and consideration;

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1. Amendment to Paragraph 10 of the Agreement

The Corporation and the Vice President do hereby amend Section 10 of the Agreement such that Section 10 of the Agreement states, in its entirety, as follows:

"10. Incentive Plans

10.1 Short Term Incentive Plan: Bonus

The Vice President shall be entitled to receive an annual bonus in respect of each fiscal year that falls, in whole or in part, during the term of the Vice President's employment hereunder, which will be paid based upon the achievement of specific performance targets, namely defined financial and other criteria for the Corporation.

The Vice President's target bonus for meeting the performance targets shall be up to thirty percent (30%) of Base Salary.

The establishment and elaboration of the criteria for the performance targets prior to the commencement of any year, and the subsequent assessment of performance results at year end, shall be done by the Compensation Committee of the Board in its sole discretion, in consultation with the CEO and Chairman of the Board. The performance targets shall be established by the Compensation Committee of the Board before or within the first quarter of each fiscal year.

Any bonus payable pursuant to this Section 10.1 shall be payable following the fiscal year-end and subject to Board approval of any bonus payable and of the audited financial statements, or at such other time as may be agreed upon between the Vice President and the Corporation.

Notwithstanding the foregoing, if the Corporation determines, in its sole good faith discretion, that it is not appropriate or in the best interests of the Corporation for it to award or pay any bonus in light of and based upon its financial condition, it may decide not to pay or award any bonus. For purposes of clarity, the Corporation may decide not to award or pay a bonus under this paragraph even if the Corporation's poor financial condition is not related to any poor performance, act or omission of the Vice President."

2. Consideration

The Corporation and the Vice President agree that this Amendment is being made for good and valuable consideration, including but not limited to, the execution of similar agreements by other Corporation Vice Presidents who would not have agreed to such amendments but for Vice President's agreement to this Amendment, which agreement is in the best interest of the Corporation's long term success and viability, which shall enure to the Vice President's benefit.

3. Remaining Terms of Agreement Unaffected, Affirmed, and in Full Force

The Corporation and the Vice President agree and affirm that the remaining terms of the Agreement, except for Section 10 which is effective as amended above, remain in full force and effect.

AND THE PARTIES HAVE SIGNED

INTELGENX CORP.

Per: s/s/ Horst. G. Zerbe

 s/s Dana Matzen